Exhibit 99.1

Partnership Contact:

Bradley W. Harris

(614) 643-0314

ir@OxfordResources.com

Oxford Resource Partners, LP Reports Third Quarter 2012 Financial Results

Focus is on Core Northern Appalachian Operations and

Enhancing Liquidity in Challenging Coal Environment

COLUMBUS, Ohio, November 6, 2012 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced third quarter 2012 financial results.

Adjusted EBITDA1 was $14.2 million for the third quarter of 2012 as compared to $17.8 million for the third quarter of 2011 and $14.6 million for the second quarter of 2012. Distributable Cash Flow1 was $3.1 million for the third quarter of 2012, down $0.8 million from the third quarter of 2011 and $0.1 million from the second quarter of 2012.

The Partnership maintained a cash margin per ton of $8.07 year-over-year for the third quarter as a 5 percent improvement in cash coal sales revenue per ton was offset by a 6 percent increase in cash cost of coal sales per ton, predominantly attributable to higher purchased coal prices and increased diesel fuel expense. Lower sales volumes, primarily from Oxford’s Illinois Basin operations, drove the year-over-year decline in Adjusted EBITDA.

Reported net loss for the third quarter of 2012 was $3.3 million, or $0.16 per diluted limited partner unit, compared to breakeven results for the third quarter of 2011, and a net loss of $1.5 million, or $0.07 per diluted limited partner unit, for the second quarter of 2012.

“We remain highly focused on our core Northern Appalachian operations and continue to adjust our Illinois Basin operations to better align our production with expected sales volumes,” said Oxford’s President and Chief Executive Officer Charles C. Ungurean. “Although current coal markets remain weak, natural gas prices have been increasing, setting up for what we expect will be an increase in thermal coal demand. Given our capacity to increase production, Oxford is well-positioned to participate in a market rebound. In the near term, we are diligently pursuing the sale of our excess Illinois Basin equipment at acceptable values and further reducing capital expenditures to enhance our liquidity.”

[1]

Definitions of Adjusted EBITDA and Distributable Cash Flow, which are non-GAAP financial measures, and reconciliations to comparable GAAP financial measures, are included in the non-GAAP financial measures tables presented at the end of this press release.

Production and Sales Information Summary

					% Change
					Three	Nine
					Months	Months
	Three Months Ended		Nine Months Ended		2012	2012
	September 30,		September 30,		vs.	vs.
	2012	2011	2012	2011	2011	2011
	(tons in thousands)
Produced tons	1,776	2,187	5,285	6,071	(18.8%)	(12.9%)
Purchased tons	146	88	366	365	65.9%	0.3%

Tons of coal sold	1,922	2,275	5,651	6,436	(15.5%)	(12.2%)

Tons sold under long-term contracts*	94.0%	93.2%	93.0%	93.5%	n/a	n/a

Coal sales revenue per ton	$43.67	$41.72	$43.70	$40.73	4.7%	7.3%
Below-market sales contract amortization per ton	0.06	0.11	0.10	0.12	(45.5%)	(16.7%)

Cash coal sales revenue per ton	43.61	41.61	43.60	40.61	4.8%	7.4%
Cash cost of coal sales per ton	35.54	33.54	36.28	33.36	6.0%	8.8%

Cash margin per ton	$8.07	$8.07	$7.32	$7.25	0.0%	1.0%

Transportation revenue and cost per ton	$5.77	$5.66	$5.81	$5.43	1.9%	7.0%

Number of operating days	67	68	203	204	(1.5%)	(0.5%)

*	Represents the percentage of the tons sold under long-term sales contracts.

Business Update

Oxford’s sales book is fully committed and priced for the remainder of 2012 and 97 percent committed and priced for 2013, illustrating the strength of Oxford’s long-term customer relationships.

Management is also executing the following plan in this challenging environment:

•	Maintaining focus on the core Northern Appalachian operations;

•	Completing the restructuring of the Illinois Basin operations;

•	Pursuing sales of excess Illinois Basin equipment at acceptable values;

•	Reducing capital expenditures;

•	Starting work on refinancing the credit facility; and

•	Evaluating additional areas for cost cutting initiatives, including selling, general and administrative expenses.

Oxford is the largest producer of surface mined coal in Ohio and is a leading low-cost producer of thermal coal in the Northern Appalachian region. Oxford completed the transfer of certain excess equipment from its Illinois Basin mines to its Northern Appalachian mines during the third quarter. Productivity in the Northern Appalachian operations continues to improve from these recent equipment moves, as well as increased production from highwall mining, Oxford’s lowest cost mining method. Oxford continues to optimize its Illinois Basin mine plan in order to minimize production costs.

Distributions

On October 25, 2012, the Partnership declared a cash distribution of $0.20 per common unit for its third quarter ended September 30, 2012. The common units distribution will be paid on November 14, 2012, to all common unitholders of record as of the close of business on November 8, 2012. The Partnership will pay no cash distribution on its subordinated units for its third quarter ended September 30, 2012. The Board will continue to review the appropriate level of distributions on a quarter-by-quarter basis. Given the challenging market environment, the Partnership is not providing forward guidance on its distribution policy at this time.

Liquidity

The Partnership had liquidity of $9.2 million as of September 30, 2012, and continues to pursue opportunities to enhance its liquidity, including the sale of certain excess Illinois Basin equipment. As asset sales are unlikely to occur by the end of 2012, the Partnership elected to reduce the common units distribution and suspend the subordinated units distribution to preserve liquidity. Additionally, the Partnership has scaled back its 2012 capital expenditure plan and expects to further reduce capital expenditures in 2013. The Partnership is also preparing for discussions with its lender group regarding the refinancing of its credit facility, with one option being an extension of the facility’s term.

Conference Call

The Partnership will host a conference call at 10:00 a.m. Eastern Time today (November 6, 2012) to review its financial results for the third quarter of 2012. To participate in the call, dial (866) 783-2143 or (857) 350-1602 for international callers and use passcode 70677946. The call will also be webcast live on the Internet in the Investor Relations section of Oxford’s website at www.OxfordResources.com.

An audio replay of the conference call will be available for seven days beginning at 12:00 p.m. Eastern Time on November 6, 2012, and may be accessed at (888) 286-8010 or (617) 801-6888 for international callers. The replay passcode is 69108537. The webcast will also be archived on Oxford’s website at www.OxfordResources.com for 30 days following the call.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

FORWARD-LOOKING STATEMENTS: Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information set forth under the headings “Business Update,” “Distributions” and “Liquidity.”

These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those pertaining to carbon dioxide emissions, and other factors; significant costs imposed on the Partnership’s mining operations by extensive and frequently changing environmental laws and regulations, and greater than expected environmental regulations, costs and liabilities; legislation and regulatory and related judicial decisions and interpretations including issues pertaining to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors, including those pertaining to both our mining operations and our underground coal reserves that we do not operate; limitations in the cash distributions the Partnership receives from its majority-owned subsidiary, Harrison Resources, LLC, and the ability of Harrison Resources, LLC to acquire additional reserves on economical terms from CONSOL Energy Inc. in the future; the potential for inaccuracies in estimates of the Partnership’s coal reserves, which could result in lower than expected revenues or higher than expected costs; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital markets conditions; risks associated with major mine-related accidents; results of litigation, including claims not yet asserted; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms.

The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Further information on risks and uncertainties is available in the Partnership’s periodic reports filed with the U.S. Securities and Exchange Commission or otherwise publicly disseminated by the Partnership.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except for unit and per unit data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenue
Coal sales	$83,931	$94,919	$246,964	$262,093
Transportation revenue	11,096	12,867	32,842	34,976
Other revenue	2,187	2,202	7,223	7,015

Total revenue	97,214	109,988	287,029	304,084
Costs and expenses
Cost of coal sales:
Produced coal	62,025	73,193	188,895	201,593
Purchased coal	6,274	3,143	16,121	13,058

Total cost of coal sales (excluding depreciation,depletion and amortization)	68,299	76,336	205,016	214,651
Cost of transportation	11,096	12,867	32,842	34,976
Cost of other revenue	274	248	649	1,309
Depreciation, depletion and amortization	13,110	13,323	39,019	38,669
Selling, general and administrative expenses	3,901	3,114	11,475	10,458
Impairment and restructuring charges	206	—	13,843	—
(Gain) loss on disposal of assets	357	516	(4,156)	1,239

Total costs and expenses	97,243	106,404	298,688	301,302

(Loss) income from operations	(29)	3,584	(11,659)	2,782

Interest income	1	5	7	10
Interest expense	(3,012)	(2,431)	(8,522)	(6,787)

Net (loss) income	(3,040)	1,158	(20,174)	(3,995)
Net income attributable to noncontrolling interest	(274)	(1,134)	(371)	(4,015)

Net (loss) income attributable to Oxford Resource Partners, LP unitholders	$(3,314)	$24	$(20,545)	$(8,010)

Net loss allocated to general partner	$(66)	$—	$(410)	$(160)

Net (loss) income allocated to limited partners	$(3,248)	$24	$(20,135)	$(7,850)

Net loss per limited partner unit:
Basic	$(0.16)	$0.00	$(0.97)	$(0.38)

Diluted	$(0.16)	$0.00	$(0.97)	$(0.38)

Weighted average number of limited partner units outstanding:
Basic	20,717,734	20,635,288	20,702,042	20,631,055

Diluted	20,717,734	20,706,794	20,702,042	20,631,055

Distributions paid per unit
Limited partner unitholders
Common	$0.4375	$0.4375	$1.3125	$1.3125
Subordinated	$0.1000	$0.4375	$0.6375	$1.3125
General partner unitholders	$0.2688	$0.4375	$0.9750	$1.3125

See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except for unit data)

	September 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$6,251	$3,032
Accounts receivable	30,634	28,388
Inventory	12,478	12,000
Advance royalties—current portion	1,934	1,412
Prepaid expenses and other current assets	3,078	1,226
Assets held for sale	6,665	—

Total current assets	61,040	46,058
Property, plant and equipment, net	157,233	195,607
Advance royalties less current portion	6,824	7,945
Other long-term assets	8,136	11,655

Total assets	$233,233	$261,265

LIABILITIES
Accounts payable	$27,133	$26,940
Current portion of long-term debt	114,974	11,234
Current portion of reclamation and mine closure costs	5,075	4,553
Accrued taxes other than income taxes	1,340	1,732
Accrued payroll and related expenses	2,220	2,535
Other current liabilities	2,220	3,822

Total current liabilities	152,962	50,816
Long-term debt, less current portion	43,057	132,521
Reclamation and mine closure costs, less current portion	16,525	17,236
Other long-term liabilities	1,644	1,575

Total liabilities	214,188	202,148

Commitments and contingencies

PARTNERS’ CAPITAL
Limited partner unitholders (20,734,718 and 20,680,124 units outstanding as of September 30, 2012 and December 31, 2011, respectively)	17,532	57,160
General partner unitholder (422,698 and 422,044 units outstanding as of September 30, 2012 and December 31, 2011, respectively)	(1,847)	(1,032)

Total Oxford Resource Partners, LP capital	15,685	56,128
Noncontrolling interest	3,360	2,989

Total partners’ capital	19,045	59,117

Total liabilities and partners’ capital	$233,233	$261,265

See accompanying notes to condensed consolidated financial statements.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended
	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to unitholders	$(20,545)	$(8,010)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	39,019	38,669
Impairment charges	11,645	—
Interest rate swap and fuel contract adjustment to market	(194)	76
Loan fee amortization	1,527	1,173
Non-cash equity-based compensation expense	966	854
Advance royalty recoupment	1,064	1,050
Accretion of reclamation and mine closure costs	1,189	1,153
(Gain) loss on disposal of property and equipment	(4,156)	1,239
Noncontrolling interest in subsidiary earnings	371	4,015
Changes in assets and liabilities:
Accounts receivable	(2,246)	(5,356)
Inventory	(478)	251
Other assets	(2,212)	(639)
Accounts payable and other liabilities	1,284	4,331
Reclamation and mine closure costs	(6,399)	(3,267)
Provision for below-market contracts and deferred revenue	(543)	(1,357)

Net cash from operating activities	20,292	34,182
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,547)	(27,237)
Purchase of coal reserves and land	(51)	(1,124)
Mine development costs	(2,909)	(3,182)
Advance royalties	(2,061)	(484)
Proceeds from sale of property and equipment	8,543	—
Change in restricted cash	3,092	(2,121)

Net cash from investing activities	(9,933)	(34,148)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	(9,417)	(4,728)
Advances on line of credit	41,000	51,000
Payments on line of credit	(17,000)	(15,000)
Credit facility issuance costs	(1,086)	—
Capital contributions from partners	7	12
Distributions to partners	(20,644)	(27,629)
Distributions to noncontrolling interest	—	(3,920)

Net cash from financing activities	(7,140)	(265)

Net increase (decrease) in cash	3,219	(231)

CASH AND CASH EQUIVALENTS, beginning of period	3,032	889

CASH AND CASH EQUIVALENTS, end of period	$6,251	$658

See accompanying notes to condensed consolidated financial statements.

NON-GAAP FINANCIAL MEASURES TABLES

Reconciliation of net (loss) income attributable to Oxford Resource Partners, LP unitholders to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, unaudited)
Net (loss) income attributable to Oxford Resource Partners, LP unitholders	$(3,314)	$24	$(20,545)	$(8,010)

Adjustments:
Interest expense, net of interest income	3,011	2,426	8,515	6,777
Depreciation, depletion and amortization	13,110	13,323	39,019	38,669
Impairment and restructuring expenses	206	—	13,843	—
(Gain) loss on disposal of assets	357	516	(4,156)	1,239
Below-market coal sales contract amortization	(121)	(244)	(543)	(741)
Non-cash equity-based compensation expense	490	245	966	854
Non-cash change in future reclamation obligations	384	356	1,189	3,004
Non-recurring costs	(227)	15	1,238	507
Noncontrolling interest	274	1,134	371	4,015

Adjusted EBITDA	14,170	17,795	39,897	46,314

Adjustments:
Cash interest expense, net of interest income	(2,399)	(2,009)	(7,095)	(5,528)
Estimated reserve replacement expenditures	(1,264)	(1,529)	(2,988)	(4,357)
Maintenance capital expenditures	(4,874)	(7,323)	(17,252)	(20,097)
Cash reclamation expenditures	(2,283)	(1,920)	(5,844)	(3,726)
Noncontrolling interest	(274)	(1,134)	(371)	(4,015)

Distributable Cash Flow	$3,076	$3,880	$6,347	$8,591

Adjusted EBITDA

Adjusted EBITDA represents net income (loss) attributable to our unitholders before interest, income taxes, DD&A, non-cash equity-based compensation expense, gain or loss on the disposal of assets, amortization of below-market coal sales contracts, impairment and restructuring charges, certain non-recurring costs, non-cash change in future reclamation obligations, and noncontrolling interest. Although Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, we believe it is useful in evaluating our financial performance and compliance with certain credit facility financial covenants. Because not all companies calculate Adjusted EBITDA in the same way, our calculation may not be comparable to similarly titled measure of other companies.

Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:

•	our financial performance without regard to financing methods, capital structure or income taxes;

•	our ability to generate cash sufficient to pay interest on our indebtedness and to make cash distributions to our limited partners and general partners;

•	our compliance with certain credit facility financial covenants; and

•	our ability to fund capital expenditure projects from operating cash flow.

Distributable Cash Flow

Distributable Cash Flow represents Adjusted EBITDA less cash interest expense (net of interest income), estimated reserve replacement expenditures, maintenance capital expenditures, cash reclamation expenditures, and noncontrolling interest. Cash interest expense represents the portion of our interest expense accrued and paid in cash during the reporting periods presented or that we will pay in cash in future periods as the obligations become due. Estimated reserve replacement expenditures represent an estimate of the average periodic (quarterly or annual, as applicable) reserve replacement expenditures that we will incur over the long term and then applied to the applicable period. We use estimated reserve replacement expenditures to calculate Distributable Cash Flow instead of actual reserve replacement expenditures, consistent with our partnership agreement which requires that we deduct estimated reserve replacement expenditures when calculating operating surplus. Maintenance capital expenditures include, among other things, actual expenditures for plant, equipment, and mine development. Cash reclamation expenditures represent the reduction to our reclamation and mine closure costs resulting from cash payments. Earnings attributable to the noncontrolling interest are not available for distribution to our unitholders and accordingly are deducted.

Distributable Cash Flow should not be considered as an alternative to net income (loss) attributable to our unitholders, income from operations, cash flows from operating activities or any other measure of performance presented in accordance with GAAP. Although Distributable Cash Flow is not a measure of performance calculated in accordance with GAAP, we believe Distributable Cash Flow is useful to investors because this measurement is used by many analysts and others in the industry as a performance measurement tool to evaluate our operating and financial performance, facilitating comparison with the performance of other publicly traded limited partnerships.